FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465
FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY PROVIDES ADDITIONAL DETAILS ON NASCAR TELEVISION AGREEMENTS

DAYTONA BEACH, Fla. – October 3 2006 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today provided additional details on NASCAR’s domestic broadcast rights contracts for its NEXTEL Cup, Busch and Craftsman Truck series, as well as other related programming.  In a press release dated December 7, 2005, NASCAR announced it had reached eight-year comprehensive agreements with a combination of networks that includes FOX, ABC, ESPN, TNT and SPEED.

The combined eight-year (2007 through 2014) agreements are expected to total approximately $4.48 billion for the industry.  As a result, the average annual rights fee is expected to approximate $560 million per year, an estimated 40 percent increase over the current average

According to NASCAR Broadcasting, LLC, the total current industry estimate for domestic television revenue in the year 2007 is approximately $505 million, with increases, on average, of approximately three percent per year through the 2014 season.  The annual increase is expected to vary between two and four percent per year.  The series allocation of the 2007 industry revenue is estimated at $473 million for NEXTEL Cup events, $29 million for Busch races and $3 million for Craftsman Truck events.

ISC PROVIDES ADDITIONAL DETAILS ON NASCAR TV AGREEMENTS	PAGE 2

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York.

Other motorsports entertainment facility ownership includes an indirect 37.5 percent interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois. In addition, ISC is a limited partner with Group Motorisé International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, the Company has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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